August 2025

Pricing Supplement No. 9,676

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 8, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of West Texas Intermediate light sweet crude oil futures contracts, which we refer to as the underlying commodity, as measured on the valuation date (as defined below). If the final commodity price (as defined below) is greater than or equal to the downside threshold value of 75% of the initial commodity price, the return on your investment in the securities will be the specified fixed percentage. However, if the final commodity price is less than the downside threshold value, meaning that the underlying commodity has depreciated by more than 25% from its initial value, the payment at maturity will be solely based on the commodity percent change, and, therefore, you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment. Under these circumstances, the payment at maturity will be less than $750 per security and could be zero. The securities are for investors who seek a West Texas Intermediate light sweet crude oil futures contract-based return at maturity and who are willing to risk their principal and forgo current income and upside above the fixed percentage in exchange for the potential of receiving the fixed percentage return if the final commodity price is greater than or equal to the specified downside threshold value. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$5,978,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 8, 2025
Original issue date:	August 13, 2025 (3 business days after the pricing date)
Maturity date:	December 3, 2026
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)
Payment at maturity per security:

$1,000 + return amount. The payment at maturity may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Return amount:

If the final commodity price is greater than or equal to the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the fixed percentage

If the final commodity price is less than the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the commodity percent change

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than 75% of the stated principal amount and could be zero.

Fixed percentage:	14.70%
Downside threshold value:	$47.91, which is 75% of the initial commodity price
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Final commodity price:	The commodity price on the valuation date
Initial commodity price:	$63.88, which is the commodity price on the pricing date
Commodity price:

For any trading day, the official settlement price per barrel of WTI crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Relevant exchange:

The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. or, if such relevant exchange is no longer the principal exchange or trading market for the underlying commodity, such exchange or principal trading market for the underlying commodity that serves as the source of prices for the underlying commodity and any principal exchanges where options or futures contracts on the underlying commodity are traded.

Valuation date:	November 30, 2026, subject to adjustment for non-trading days and certain market disruption events.
CUSIP / ISIN:	61774FNA6 / US61774FNA65
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$964.40 per security. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$17.50(1)
		$5(2)	$977.50
Total	$5,978,000	$134,505	$5,843,495

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)See “Use of proceeds and hedging” on page 9.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 15.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “General Information” below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Investment Overview

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “securities”) can be used:

￭To gain exposure to the performance of WTI crude oil futures contracts and provide diversification of underlying asset class exposure

￭To provide limited protection against loss and potentially outperform the underlying commodity for a limited range of performance due to the fixed percentage return if the final commodity price is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of WTI crude oil futures contracts, but have a fixed percentage return payable at maturity if the final commodity price is greater than or equal to the downside threshold value. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 16 months
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None
Payment scenario 1:	If the final commodity price is greater than or equal to the downside threshold value, you will receive a full return of principal at maturity plus a return based on the fixed percentage of 14.70%.
Payment scenario 2:

If the final commodity price is less than the downside threshold value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the commodity percent change, which will be negative. The payment you receive will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $964.40.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed percentage and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If

August 2025 Page 2

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

August 2025 Page 3

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Risks Relating to the Underlying Commodity—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseeable ways.”

Underlying commodity information as of August 8, 2025
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$63.88	$76.19	$80.06 (on 8/12/2024)	$57.13 (on 5/5/2025)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on the cover page of this document.

Daily Closing Prices of West Texas Intermediate Light Sweet Crude Oil Futures Contracts January 1, 2020 to August 8, 2025

$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
-$20.00
-$40.00
-$60.00
1/1/2020
4/1/2020
7/1/2020
10/1/2020
1/1/2021
4/1/2021
7/1/2021
10/1/2021
1/1/2022
4/1/2022
7/1/2022
10/1/2022
1/1/2023
4/1/2023
7/1/2023
10/1/2023
1/1/2024
4/1/2024
7/1/2024
10/1/2024
1/1/2025
4/1/2025
7/1/2025
WTI Crude Oil
Trigger Level

The solid red line indicates the downside threshold value of $47.91, which is 75% of the initial commodity price.

August 2025 Page 4

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Historical Information

The following table sets forth the published high and low daily prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the period from January 1, 2020 through August 8, 2025. The commodity price on August 8, 2025 was $63.88. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter	75.45	62.32	75.03
Fourth Quarter	84.65	65.57	75.21
2022
First Quarter	123.70	76.08	100.28
Second Quarter	122.11	94.29	105.76
Third Quarter	108.43	76.71	79.49
Fourth Quarter	92.64	71.02	80.26
2023
First Quarter	81.62	66.74	75.67
Second Quarter	83.26	67.12	70.64
Third Quarter	93.68	69.79	90.79
Fourth Quarter	90.79	68.61	71.65
2024
First Quarter	83.47	70.38	83.17
Second Quarter	86.91	73.25	81.54
Third Quarter	83.88	65.75	68.17
Fourth Quarter	77.14	67.02	71.72
2025
First Quarter	80.04	66.03	71.48
Second Quarter	75.14	57.13	65.11
Third Quarter (through August 8, 2025)	70.00	63.88	63.88

August 2025 Page 5

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Key Investment Rationale

This 16-month investment offers a fixed positive return of 14.70% at maturity and protection from loss so long as the final commodity price is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold value. However, if the final commodity price is less than the downside threshold value, the securities will be exposed on a 1-to-1 basis to the negative performance of WTI crude oil futures contracts.

Upside Scenario

The final commodity price is greater than or equal to the downside threshold value, and, at maturity, an investor would receive a full return of principal at maturity plus a return based on the fixed percentage of 14.70%.

Downside Scenario

The final commodity price is less than the downside threshold value, and the securities redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying commodity. Under these circumstances, the payment at maturity will be significantly less than the $1,000 stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Summary of Selected Key Risks (see page 15)

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee return of any principal at maturity.

￭The appreciation potential is fixed and limited.

￭You will lose the benefit of the fixed percentage return if the downside threshold value is breached on the valuation date.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

￭The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the valuation date.

￭The market price of the securities may be influenced by many unpredictable factors.

￭Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

￭The securities will not be listed on any securities exchange and secondary trading may be limited.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Commodity

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

￭Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseeable ways.

￭An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

￭Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.

￭Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities.

￭Legal and regulatory changes could adversely affect the return on and value of the securities.

August 2025 Page 6

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Fact Sheet

The Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities will pay no interest and do not guarantee any return of principal at maturity. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount based on whether the final commodity price is less than the downside threshold value. The securities are unsecured notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments on the securities are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
August 8, 2025	August 13, 2025 (3 business days after the pricing date)	December 3, 2026 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$5,978,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts
Payment at maturity per security:	$1,000 + return amount, which may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities.
Return amount:

If the final commodity price is greater than or equal to the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the fixed percentage

If the final commodity price is less than the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the commodity percent change

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than 75% of the stated principal amount and could be zero.

Fixed percentage:	14.70%
Downside threshold value:	$47.91, which is 75% of the initial commodity price
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Final commodity price:	The commodity price on the valuation date
Initial commodity price:	$63.88, which is the commodity price on the pricing date
Commodity price:

For any trading day, the official settlement price per barrel of WTI crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Relevant exchange:

The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. or, if such relevant exchange is no longer the principal exchange or trading market for the underlying commodity, such exchange or principal trading market for the underlying commodity that serves as the source of prices for the underlying commodity and any principal exchanges where options or futures contracts on the underlying commodity are traded.

Valuation date:	November 30, 2026, subject to adjustment for non-trading days and certain market disruption events.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61774FNA6
ISIN:	US61774FNA65
Risk factors:	Please see “Risk Factors” beginning on page 15.

August 2025 Page 7

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

General Information
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Such purchase activity could increase the initial commodity price, and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the valuation date so that you do not suffer a significant loss on your initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security. The costs included in the original issue price of the securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov. as follows:

Prospectus Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above and on the front page of this document.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	75% of the initial commodity price (-25% change in final commodity price compared to initial commodity price)
Fixed percentage:	14.70%

Payoff Diagram for the Securities

The Underlying Commodity
The Securities
$1,147 Payment at the Fixed Percentage
Payment at Maturity on the Securities
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
-25%
14.70%
Commodity Percentage Change

How it works

◼Upside Scenario. If the final commodity price is greater than or equal to the downside threshold value, an investor would receive a full return of principal at maturity plus a return based on the fixed percentage of 14.70%.

◼Downside Scenario. If the final commodity price is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final commodity price from the initial commodity price. In this scenario, the investor would lose a significant portion or all of the amount invested in the securities. For example, if the final commodity price declines by 60% from the initial commodity price, the payment at maturity would be $400 per security (40% of the stated principal amount).

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Hypothetical Examples

The examples below illustrate how the payment at maturity on the securities is calculated and are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$80
Hypothetical downside threshold value:	$60, which is 75% of the hypothetical initial commodity price
Fixed percentage:	14.70%

The actual initial commodity price and downside threshold value is set forth on the cover of this document.

EXAMPLE 1: The final commodity price is above the downside threshold value and has increased from the initial commodity price by 25%. You receive the fixed percentage-based return.

Hypothetical final commodity price	=	$100
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($100 – $80) / $80
	=	25%
Return amount	=	stated principal amount × the fixed percentage
	=	$1,000 × 14.70%
	=	$147
Payment at maturity	=	stated principal amount + return amount
	=	$1,147
Payment at maturity = $1,147

EXAMPLE 2: The final commodity price has declined from the initial commodity price by 10% but is greater than the downside threshold value. You receive the fixed percentage-based return.

Hypothetical final commodity price	=	$72
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($72 – $80) / $80
	=	–10%
Return amount	=	stated principal amount × the fixed percentage
	=	$1,000 × 14.70%
	=	$147
Payment at maturity	=	stated principal amount + return amount
	=	$1,147
Payment at maturity = $1,147

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

EXAMPLE 3: The final commodity price has declined from the initial commodity price by 60% and is below the downside threshold value. You are fully exposed to the decline in the final commodity price from the initial commodity price.

Hypothetical final commodity price	=	$32
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($32 – $80) / $80
	=	–60%
Return amount	=	stated principal amount × commodity percent change
	=	$1,000 × (–60%)
	=	–$600
Payment at maturity	=

stated principal amount + return amount, which means that the payment at maturity is an amount significantly less than the stated principal amount, because the return amount is necessarily negative by a significant amount.

	=	$1,000 + (–$600)
	=	$400
Payment at maturity = $400

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a return amount. The payment at maturity may be greater than or less than the stated principal amount.

If the final commodity price is greater than or equal to the downside threshold value of 75% of the initial commodity price, the return amount will be positive and will equal:

$1,000 × the fixed percentage

where,

fixed percentage	14.70%

If the final commodity price is less than the downside threshold value, the return amount will equal:

$1,000    x     commodity percent change

If the final commodity price is less than the downside threshold value, the return amount will be negative and the payment at maturity will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the final commodity price is less than the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero. Consequently, the entire principal amount of your investment is at risk.

￭The appreciation potential is fixed and limited. Where the final commodity price is greater than or equal to the downside threshold value, the appreciation potential of the securities is limited to the fixed percentage of 14.70%, even if the final commodity price is significantly greater than the initial commodity price. See “Hypothetical Payments on the Securities at Maturity” on page 11 above.

￭You will lose the benefit of the fixed percentage return if the downside threshold value is breached on the valuation date. If the final commodity price is less than the downside threshold value, the payment at maturity will solely depend on the commodity percent change, which will be negative, and you will lose the benefit of the minimum return based on the fixed percentage. As a result, you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the valuation date. The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such drop. Although the actual price of the underlying commodity on the maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan

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Morgan Stanley Finance LLC

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Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

●the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

●whether or not the price of the underlying commodity is less than the downside threshold value;

●trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

●interest and yield rates in the market;

●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

●the time remaining until the maturity of the securities; and

●any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if it is near or below the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The final commodity price may be less than the downside threshold value such that you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or that you will not lose a significant portion or all of your investment.

￭Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the valuation date so that you do not suffer

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a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the final commodity price and whether the final commodity price is less than the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the downside threshold value, the final commodity price and whether the final commodity price is less than the downside threshold value, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Payment at Maturity—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected.

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Morgan Stanley Finance LLC

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Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on WTI crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on WTI crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on WTI crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 5.

￭Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseeable ways. Investments, such as the securities, linked to the price of a single commodity, such as WTI crude oil futures contracts, are subject to sharp fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities.

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Additionally, more recently, prior to and since Russia’s further invasion of Ukraine, the price of oil, including the price of WTI crude oil futures contracts, has been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and caused fluctuations in the price of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures and, therefore, the value of the securities and the payment at maturity, if any. See “Underlying Commodity Overview” on page 4.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of the underlying commodity for each calendar quarter in the period from January 1, 2020 through August 8, 2025 on page 5 and a graph that plots the daily commodity prices of the underlying commodity for the same period in this document on page 4. You cannot predict the future performance of the underlying commodity based on its historical performance. In addition, there can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you do not suffer a significant loss on your initial investment in the securities.

￭An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

￭Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and valuation date, respectively, provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the amount payable at maturity on the securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

￭Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of WTI crude oil futures contracts and, therefore, the value of the securities.

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Enhanced Trigger Jump Securities due December 3, 2026 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

￭Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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